UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2020

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Tile of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, no par value	MDLZ	The Nasdaq Global Select Market
2.375% Notes due 2021	MDLZ21	The Nasdaq Stock Market LLC
1.000% Notes due 2022	MDLZ22	The Nasdaq Stock Market LLC
1.625% Notes due 2023	MDLZ23	The Nasdaq Stock Market LLC
1.625% Notes due 2027	MDLZ27	The Nasdaq Stock Market LLC
2.375% Notes due 2035	MDLZ35	The Nasdaq Stock Market LLC
4.500% Notes due 2035	MDLZ35A	The Nasdaq Stock Market LLC
3.875% Notes due 2045	MDLZ45	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.” is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 24, 2020, we entered into a revolving credit agreement (the “364-Day Revolving Credit Agreement”) for a 364-day senior unsecured revolving credit facility in an aggregate principal amount of $1.75 billion with the lenders named in the 364-Day Revolving Credit Agreement; and Citibank, N.A. as administrative agent.

Under the 364-Day Revolving Credit Agreement, we and certain of our subsidiaries that we may designate may borrow up to the aggregate amount of the unused commitments under the 364-Day Revolving Credit Agreement. The 364-Day Revolving Credit Agreement will terminate on March 23, 2021 (the “Termination Date”). We may request the amount of the revolving facility be increased by up to $1,000 million in the aggregate with the agreement of the lenders providing the increased commitments. We also have the right, subject to certain conditions, to terminate in whole or reduce ratably in part the unused portions of the respective commitments of the lenders. We may issue up to $2,500 million of indebtedness without any reduction in commitments or repayments of borrowings under the 364-Day Revolving Credit Agreement. Thereafter, the commitments of the lenders will automatically reduce, and to the extent there are outstanding borrowings, such borrowings will be repaid, upon the incurrence of indebtedness by us in excess of $100 million, excluding issuances of commercial paper, intercompany indebtedness and borrowings under revolving credit facilities. All committed pro rata borrowings under the 364-Day Revolving Credit Agreement will bear interest at a variable annual rate based on LIBOR or base rate, at our election, plus an applicable margin (as determined pursuant to the 364-Day Revolving Credit Agreement). The applicable margin will be determined by reference to the rating of our long-term senior unsecured debt.

The 364-Day Revolving Credit Agreement requires us to maintain a minimum shareholders’ equity of not less than $24.6 billion. The 364-Day Revolving Credit Agreement’s definition of minimum shareholder equity excludes accumulated other comprehensive income or losses, the cumulative effects of any changes in accounting principles, and any income or losses recognized in connection with the ongoing application of any “mark-to-market” accounting adopted in respect of pension and other retirement plans. The 364-Day Revolving Credit Agreement also contains customary representations, covenants and events of default.

We expect to use the 364-Day Revolving Credit Agreement for general corporate purposes, including for working capital purposes, and to support our commercial paper program. Some of the lenders under the 364-Day Revolving Credit Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivatives arrangements with certain of the lenders and their affiliates.

This description of the 364-Day Revolving Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the 364-Day Revolving Credit Agreement, which is filed hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	364-Day Revolving Credit Agreement, dated March 24, 2020, by and among Mondelēz International, Inc., the lenders named therein and Citibank, N.A., as Administrative Agent.

104	The cover page from Mondelēz International, Inc.’s Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Ellen M. Smith
Name:	Ellen M. Smith
Title:	Senior Vice President & Chief Counsel, Chief Compliance Officer and Corporate Secretary

Date: March 26, 2020